Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the shares of the Common Stock.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 14th day of February, 2024.

Stephens Inc.

By:	/s/ Todd Ferguson
Todd Ferguson
Associate General Counsel

SI Holdings Inc.

By:	/s/ Todd Ferguson
Todd Ferguson
Associate General Counsel

Stephens Financial Services LLC

By:	/s/ Warren A. Stephens
Warren A. Stephens
President and Manager

/s/ Warren A. Stephens
Warren A. Stephens